EXHIBIT 11


                   WITCO CORPORATION AND SUBSIDIARY COMPANIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)



                                                      Three Months Ended
                                                           March 31,
                                                ------------------------------
                                                    1995              1994
                                                -----------        -----------
                                            (In Thousands Except Per Share Data)

PRIMARY

   Net Income - as reported                     $  29,775         $   22,041
   Interest on convertible subordinated
       debentures (net of tax)                          -              1,109
   Dividend requirements of preferred stock            (5)                (5)
                                                ---------         ----------
       Total                                    $  29,770         $   23,145
                                                =========         ==========


   Weighted average shares outstanding             56,161             50,881
   Assumed conversions:
       Convertible subordinated debentures              -              5,133
       Stock options                                  195                418
                                                ---------         ----------
       Total                                       56,356             56,432
                                                =========         ==========

   Per share amount                             $    0.53         $     0.41
                                                =========         ==========

FULLY DILUTED


   Net Income - as reported                     $  29,775         $   22,041
   Interest on dilutive debentures (net of tax)         -              1,109
                                                ---------         ----------
       Total                                    $  29,775         $   23,150
                                                =========         ==========

   Weighted average shares outstanding             56,161             50,881
   Assumed conversions:
       Convertible subordinated debentures              -              5,133
       Stock options                                  243                418
       Preferred stock                                122                137
                                                ---------         ----------
       Total                                       56,526             56,569
                                                =========         ==========

   Per share amount                             $     0.53        $     0.41
                                                ==========        ==========